                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(000'S EXCEPT PER SHARE DATA)

                                               TWELVE MONTHS ENDED DECEMBER 30,
                                               1998         1997           1996
                                             --------     --------       --------
Net income (loss)                            $(21,821)     $(1,135)        $ (302)
                                             --------     --------       --------
Weighted average common shares                  8,057        4,430          3,767
Common equivalent shares:
Dilutive Stock options                             --           --             --
Dilutive Warrants                                  --           --             --
                                             --------     --------       --------
Common and common equivalent shares             8,057        4,430          3,767
                                             ========     ========       ========
Earnings (loss) per common and common
 equivalent share                            $  (2.71)     $ (0.26)        $(0.08)
                                             ========     ========       ========